EXHIBIT 99.1


On October 27, 1997, the Registrant issued the following press release:

       " MAR VENTURES INC. REPORTS RESULTS FOR FISCAL YEAR AUGUST 31, 1997

     DENVER- Mar Ventures Inc. (NASD EBB: MRVI) today announced audited financial results for the eight month fiscal year ended August 31, 1997. On August 6, 1997, the Company acquired PYR Energy, LLC, a development stage independent oil and gas exploration and production company. The prior business and related assets of Mar Ventures Inc. have been sold to its prior president and the sole business of the Company is oil and gas exploration and production. For the eight months ended August 31, 1997, the Company incurred a loss from operations of ($16,920) or ($.004) per share. The Company had no revenues from oil and gas operations and generated $80,000 in oil and gas consulting fee revenue. At August 31, 1997, the Company had $1,376,229 in working capital, total assets of $1,789,666 and stockholders' equity of $1,719,418. There were 9,154,804 common shares outstanding at August 31, 1997.

                        FISCAL YEAR ENDED AUGUST 31, 1997
                        ---------------------------------

                                                               1997
                                                               ----
           Revenue                                           $ 80,000
           Net Loss                                         ($ 16,920)
           Net Loss Per Share                               ($  0.004)

     The Company reports it has filed a registration statement to register the sale of up to 4,095,000 common stock shares and up to 4,095,000 common stock shares underlying attached warrants from private placements during its fiscal year ended August 31, 1997. Because this registration statement is not expected to become effective for at least 30 to 45 days, the Company has extended the expiration deadline to exercise outstanding common stock purchase warrants.

     The Company has outstanding warrants to purchase 2,047,500 shares of its common stock at an exercise price of $1.25 per share. These warrants, due to expire on October 31, 1997, have been extended to January 15, 1998. The Company also has outstanding warrants to purchase 2,047,500 shares of its common stock at an exercise price of $1.75 per share. These warrants, due to expire on January 31, 1998, have been extended to April 15, 1998.

     The securities covered by the registration described above have not yet become effective with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any state.

     Mar Ventures Inc. applies advanced 3-D seismic and computer-aided exploration ("CAEX") technology to systematically explore for and exploit onshore domestic oil and natural gas accumulations in the western United States. The Company is currently exploring for oil and gas in the San Joaquin Basin of California and the Rocky Mountains.

                                      ####"